Exhibit 10.4

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (the “Agreement”) is made by and among Seneca Resources Corporation, a Pennsylvania corporation having offices at 1201 Louisiana St. Suite 400, Houston, Texas 77002-5604, (“Seneca”), National Fuel Gas Company, a New Jersey corporation having offices at 6363 Main Street, Williamsville, New York 14221 (“National Fuel”) and Mr. James A. Beck, 4112 Ruskin Street, Houston, Texas 77005 (“Mr. Beck”) as of July 1, 2006.

WHEREAS, National Fuel, Seneca and Mr. Beck (each a “party,” collectively, the “parties”) mutually agree that each party shall receive certain consideration, on the terms set out in this Agreement;

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.

As used within this Agreement, the terms “Company,” “we,” “our” or “us” collectively refer to National Fuel Gas Company and its subsidiary and affiliated companies, other related entities, and successors or assigns. As used within this Agreement, the terms “Mr. Beck,” “employee,” “you” or “your” refers to James A. Beck.

2.	You have voluntarily decided to apply for retirement, effective July 1, 2006.

3.

Consistent with your decision to retire, you hereby resign, effective July 1, 2006, any and all positions as an officer, director, employee or equivalent of any Company entity. Your separation from employment is by mutual agreement between you and the Company. Your employment with the Company will terminate on June 30, 2006.

4.	The Company agrees to pay you, minus all applicable taxes and withholdings, your regular pay and benefits up to and including June 30, 2006.

5. (a)

You are entitled to certain accrued pension benefits, effective July 1, 2006, as provided under the terms of the National Fuel Gas Company Retirement Plan (the “Retirement Plan”), payable upon such dates and in such amounts determined in accordance with the terms and conditions of the Retirement Plan. Notwithstanding the foregoing, the benefit for the month of July 2006, only, may be paid at any time during the month of July 2006 and is dependent upon your timely providing the Retirement Plan Administrator with a benefit option choice under the Retirement Plan.

(b)

You are entitled to certain supplemental pension benefits, effective July 1, 2006, as provided under the terms of the National Fuel Gas Company Executive Retirement Plan (the “ERP”) payable upon such dates and in such amounts determined in accordance with the terms and conditions of the ERP. Payments of your ERP benefit will begin on the first day such payments can be made without triggering the additional taxes which would be required if such payments were to be deemed “deferred compensation” for purposes of Section 409A of the Internal Revenue Code.

6.

The Company agrees to pay you by check mailed to your then-current home address or via direct deposit to an account so designated, in writing, by you, a lump sum of four hundred sixty-five thousand dollars ($465,000), less any and all applicable taxes and withholding. Said lump sum payment shall be made on or about September 15, 2006. In the event of your death prior to September 15, 2006, this payment will be payable to your Estate when due. None of this payment is intended to constitute a bonus or other compensation that would be included in the calculation of any of your pension benefits described in paragraph 5 of this Agreement.

7.

The Company will pay to your tax advisor for reasonable assistance to you in tax planning and preparing and filing your income tax returns for tax year 2006, up to a maximum amount of eight thousand dollars ($8,000).

8. (a)

Beginning July 1, 2006 and ending June 30, 2009, family medical coverage under the Company’s Executive Medical Plan (which includes the basic medical coverage applicable to non-executive supervisory employees of National Fuel Gas Distribution Corporation), Prescription Drug Plan and Dental Plan will be made available to you and your spouse Denise Beck at your expense at the same monthly cost as paid by an active Company executive, as that monthly cost is modified for all active Company executives from time to time. As of July 1, 2006, that amount is $238 per month. You authorize the Company to withhold the then-current monthly contribution from your monthly Retirement Plan benefit beginning July 1, 2006 and ending on June 1, 2009. The provision of these additional health care benefits will satisfy the Company’s responsibility under COBRA regulations to provide 18 months of COBRA continuation coverage under the Company Executive Medical, Prescription Drug and Dental Plans.

(b)

Beginning July 1, 2009, family medical coverage under the Company’s non-executive medical and prescription drug plan to the same extent, if any, and in the same form, if any, as it is then being provided to non-executive supervisory employees of National Fuel Gas Distribution Corporation, will be made available to you and your spouse Denise Beck at your expense at the same monthly cost as then paid by an active non-executive supervisory employee of National Fuel Gas Distribution Corporation, as that monthly cost is modified for all such employees from time to time. As of July 1, 2006, that amount is $88 per month. You authorize the Company to withhold the then-current monthly contribution from your monthly Retirement Plan benefit beginning July 1, 2009.

(c)

When you and your spouse Denise Beck each attain age 65, you will each enroll in Medicare Parts A and B, provide copies of your Medicare Cards evidencing such coverage to National Fuel’s Director of Human Resources, and at your own expense pay the premiums for that coverage, which will be primary over all medical coverage provided by the Company under either paragraph 8(a), 8(b) or 8(d).

(d)

If you predecease your spouse Denise Beck, she can elect to continue to receive any medical and prescription drug insurance that was in effect for you under paragraph 8(b) and 8(c) above at the time of your death, to the same extent, if any, and in the same form, if any, as it is then being provided to non-executive supervisory employees of National Fuel Gas Distribution Corporation, except that her continuing coverage shall be on a single life basis, at the same monthly cost as then paid by a single active non-executive supervisory employee of National Fuel Gas Distribution Corporation, as that monthly cost is modified for all such employees from time to time. You both each hereby authorize the Company to withhold the then-current monthly contribution from any monthly pension benefit she continues to receive after your death.

9.

You are also entitled to various benefits accrued under the Company’s Deferred Compensation Plan, Tophat Plan, Employee Stock Ownership Plan, Tax-Deferred Savings Plan for Non-Union Employees, 1993 Award and Option Plan, and the 1997 Award and Option Plan. Payments of benefits under these plans will be available or begin no earlier than the first day such payments can be made without triggering the additional taxes which would be required if such payments were to be deemed “deferred compensation” for purposes of Section 409A of the Internal Revenue Code. Except as provided in the preceding sentence, this Agreement is not intended to modify or waive any of the rights you have under those benefit programs as an employee who resigns voluntarily effective July 1, 2006, nor to create any new such rights.

10. (a)

You and National Fuel agree that 4,000 shares of Restricted Stock awarded to you pursuant to the 1993 Award and Option Plan, as defined in National Fuel’s January 31, 2000 award letter to you, are hereby modified so as to vest, notwithstanding your resignation, on July 1, 2006, unless National Fuel terminates these awards as described in paragraph 10(b) only for conduct or action occurring or first discovered by any National Fuel officer after the execution of this Agreement.

(b)

National Fuel and you acknowledge and agree that Section 20 of the National Fuel Gas Company 1993 Award and Option Plans presently gives National Fuel the right to forfeit any unexercised, unearned or unpaid Awards under that plan (including Restricted Stock) if you perform any act or engage in any activity which in the opinion of the Compensation Committee of the National Fuel Gas Company Board of Directors is inimical to the best interests of National Fuel or if you engage in certain competitive activity. National Fuel and you further agree that you will be considered to have engaged in conduct that constitutes grounds for National Fuel to exercise its right to forfeit unexercised, unearned or unpaid Awards under that plan (including Restricted Stock) if you breach this Agreement or the Contract for Consulting Services among the parties signed concurrently herewith (the “Consulting Contract”).

11.	In consideration for the promises set forth in paragraphs 6, 7, 8 and 10 of this Agreement, you hereby knowingly and voluntarily release, unconditionally waive and forever discharge the Company and Seneca, their successors and assigns, heirs, executors and administrators, of and from all, and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law or in equity, based on the Employment Continuation and Noncompetition Agreement, dated December 11, 1998 and entered into among Mr. Beck, Seneca and National Fuel.

12.

In further consideration for the promises set forth in paragraphs 6, 7, 8 and 10 of this Agreement, you hereby knowingly and voluntarily release and unconditionally waive any and all demands, claims and causes of action, of whatever kind or nature, which you ever had, now have or which you, your successors, assigns, heirs, executors or administrators can, shall or may have for any reason as of the date you execute this Agreement against the Company or any of the Company’s predecessors, successors, assigns, executors, administrators, directors, officers, employees and agents (collectively “Releasees”) regarding your employment and its termination, including, but not limited to:

(a)

all demands, claims and causes of action for wages, benefits (including benefits based on your 2005 Target Incentive Opportunity under the Performance Incentive Program ), bonuses, severance pay, accrued vacation, perquisites, or back wages, benefits or bonuses other than those set forth in this Agreement or in any benefit plan, program or policy of the Company not specifically referred to in this Agreement;

(b)

all demands, claims and causes of action under state or federal civil rights and anti-discrimination laws, regulations or orders, including Executive Order 11246, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the New York Human Rights Law and the Texas Commission on Human Rights Act;

(c)

all demands, claims and causes of action that your employment or its termination violated any alleged contractual relationship with the Company or was in any way unreasonable, wrongful, or in violation of any Company policy; and

(d)	all demands, claims and causes of action for mental, physical or emotional distress or harm, or defamation relating in any way to your employment or its termination.

13.	In conjunction with the provisions of paragraph 12 herein, the Company and you specifically acknowledge and agree that:

(a)	you do not waive any claim which may arise after the execution of this Agreement;

(b)	you do not waive any claim with respect to performance by the Company of its obligations under this Agreement.

(c)

you do not waive any right of indemnification by or contribution from the Company which arises under the provisions of paragraph 19 of this Agreement, under the Company’s by-laws or under the corporate laws of New York or New Jersey regarding the relationship between a corporation and its officers;.

(d)	but for this Agreement, you would not be entitled to the benefits set forth in paragraphs 6, 7, 8 and 10 of this Agreement;

(e)	the Company has advised you to review the Agreement, and specifically the release contained in paragraph 11 herein, with your attorney prior to signing this Agreement;

(f)

you were given this Agreement on June 1, 2006, and you understand you may review this Agreement for up to twenty-one (21) days before being required to execute this Agreement. You and the Company agree that the time period for you to consider this Agreement before signing it will not be restarted if any changes, material or non-material, are made to the Agreement after the date you first received it. You and the Company also agree that, other than the accrued pension benefits provided under the Retirement Plan and the ERP, no benefits provided under this Agreement shall be payable unless and until the time periods referenced herein and in paragraph (e) hereof expire and this Agreement becomes effective.

(g)

you may terminate this Agreement and the Consulting Contract at any time within seven (7) days after your execution of this Agreement. These Agreements shall not become effective until the time to terminate has expired.

14.

As a part of the consideration for the compensation provided in this Agreement and for the other covenants made by National Fuel in this Agreement, you agree to the following confidentiality provisions; provided, however, that you may do those things that are specifically authorized by the Consulting Contract:

(a)

You agree that the contents of this Agreement are confidential until made public by National Fuel as required by law, and until then will not be disclosed to any third party, other than your attorney, your wife, tax advisor, financial advisor(s), the Internal Revenue Service, or the tax authority of any state or locality in which you are, or may be, subject to income tax, unless you are compelled to do so by a court having jurisdiction over such matter (in which case you will notify the Company as soon as possible of the activity and cooperate with the Company in seeking relief from such compulsion) or as may be necessary in connection with the enforcement of this Agreement. Notwithstanding the previous sentence, you may disclose the provisions of this paragraph 14 and paragraphs 15 and 17 hereof to any prospective employer or any other person or entity for whom you propose to provide services.

(b)

Notwithstanding anything to the contrary contained in this Agreement, or any other express or implied agreement, arrangement or understanding, the parties and their respective affiliates, employees, representatives and other agents may disclose to any and all persons the tax structure and any of the tax aspects of the transaction(s) contemplated by this Agreement, which are necessary to describe or support any United States federal income tax benefits that may result therefrom or any materials necessary to comply with United States federal or state securities laws. For the purposes of this provision, “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the transaction(s) and does not include information relating to the identity of the parties, their affiliates, agents or advisors.

(c)

You hereby represent that you have returned to the Company any and all corporate documents, records or copies of the same, information or property in your possession of which you are aware, except those relating to either your own employment, such as payroll stubs and benefits statements, or your shareholdings in the Company. You agree to return to the Company any and all such documents, records, copies, information and property which are or become subject to your control in the future. The Company acknowledges receipt from you of corporate documents and information you left behind on the Company’s premises. Your performance of the obligations set forth in this paragraph 13(c) is a condition precedent to your receipt of any benefits under paragraphs 6, 7, 8 and 10 of this Agreement; however, upon a change of control of the Company (within the meaning of Section 409A of the U.S. Internal Revenue Code as in effect on the date of this Agreement), your performance of this condition shall no longer be such a condition precedent, and any subsequent breach by you of this paragraph 14(c) would render you subject only to the same remedies the Company would have for any other material breach of this Agreement.

(d)

You shall hold in a fiduciary capacity for the benefit of National Fuel any and all of the Company’s trade secrets and confidential and proprietary information in your possession. You shall not, without the prior written consent of National Fuel, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter (in which case you will notify the Company as soon as possible of the activity and cooperate with the Company in seeking relief from such compulsion), at any time, utilize or communicate or divulge to anyone other than the Company and those designated by it, any of the Company’s trade secrets and confidential and proprietary information.

(e)

The prohibition against your use of the Company’s trade secrets and confidential and proprietary information, other than for the benefit of National Fuel, includes but is not limited to the exploitation of any products or services that embody or are derived from the Company’s trade secrets or confidential and proprietary information.

(f)

You agree to comply with (i) any and all applicable laws and regulations regarding your actions and omissions while in possession of any material nonpublic information about the Company which you may have at any time; and (ii) any and all confidentiality agreements that the Company entered into with third parties, of which you were made aware during your employment by the Company, under which the Company promised that its Representatives (including you) would keep confidential certain information described in those confidentiality agreements.

(g)

You represent, warrant and agree that you have no proprietary or ownership rights or title to any of the Company’s trade secrets or confidential and proprietary information and no legal right to use, disclose, disseminate, or publish any of the Company’s trade secrets or confidential and proprietary information in any locality. You acknowledge that if you were to work for or advise any entity in connection with a potential acquisition of or merger with the Company, you would in the course of that work inevitably use or disclose some of the Company’s trade secrets or confidential and proprietary information.

(h)

The Company’s “trade secrets” and “confidential and proprietary information” include, but are not limited to, any and all memoranda, software, data bases, computer programs, interface systems, pricing and client information, the specific projects on which you work or worked for the Company as a consultant or employee, any information, ideas, conclusions, progress of or regarding such projects, any other information obtained in the course of your consultations, and records and “writings” as hereinafter defined pertaining to the Company’s methods or practices of doing business and marketing its services and products, whether or not developed or prepared by you during the term of your employment with the Company. As used in the preceding sentence, the term “writings” shall mean and include all works, expressed in words, numbers or other verbal or numerical symbols, regardless of the physical manner in which they are embodied, including, but not limited, to books, articles, manuscripts, memoranda, computer programs, computer software systems, maps, charts, diagrams, technical drawings, manuals, video and audio tape recordings, and photographs. Notwithstanding the foregoing, the Company’s trade secrets and confidential and proprietary information shall mean only such information or material not generally known to the public (other than by act of you or your representatives in breach of this Agreement).

(i)

The parties agree that the inclusion of any confidentiality requirement or other restriction in this Agreement or in the Consulting Contract, or any unsigned draft thereof, shall not be construed as either (1) an admission that a written agreement is necessary to protect the Company’s trade secrets and confidential and proprietary information, or (2) a waiver of any rights the Company may have at common law or otherwise if this Agreement does not become or remain effective, regarding protection of the Company’s trade secrets and confidential and proprietary information.

15.	In order to protect and safeguard the Company’s trade secrets and confidential information, you agree that, during the period beginning July 1, 2006 and ending June 30, 2009:

(a)

you will not, directly or indirectly and without the prior written consent of National Fuel, engage in or be interested in (as owner, partner, shareholder, employee, director, agent, consultant or otherwise), any business which is a “competitor” of the Company, as hereafter defined, except as otherwise permitted under paragraph 15(c) below;

(b)

for purposes of this Agreement, a “competitor” of the Company is any corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or parent, subsidiary or division of any of the foregoing, which, during such period or the immediately preceding fiscal year of such entity, was engaged in the exploration, production, gathering, processing, transportation, distribution, purchase, brokering, marketing, or trading of natural gas, oil, electricity or other energy products or services which are competitive to the Company’s products or services, or in any energy related project that is competitive to the Company’s products, services or projects, provided that such entity was engaged in such competitive business within 50 miles of the geographic area in which the Company is engaged in business;

(c)	the terms of this paragraph 15 shall not apply to:

(i)

your present or future investments in the securities of companies listed on a national securities exchange or traded on the over-the-counter market to the extent such investments do not exceed 2% of the total outstanding shares of such company,

(ii)

your engagement in or interest in any business with the prior written consent of National Fuel; the Consulting Contract constitutes National Fuel’s prior written consent regarding the activities expressly permitted by the Consulting Contract,

(iii)

Offshore areas outside the Exclusive Project Area, as defined in the Consulting Contract, nor to Competitors’ onshore activities affecting lands and leases in excess of 50 miles from Company’s exploration and production operations.

(d)

The parties acknowledge and agree that the foregoing restrictions contain reasonable limitations as to the time, geographical area, and scope of activity to be restrained and these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company.

16.	In consideration for your promises set forth in this Agreement, the Company agrees that:

(a)	any inquiries by prospective employers or third parties will be handled as per Company policy; that is, the dates of your employment and job title will be the only information released by the Company;

(b)

the contents of this Agreement are confidential until made public by National Fuel as required by law, and until then the Company shall not disclose the contents of this Agreement to anyone other than the directors, officers, employees and agents of the Company or its affiliates who need to know except as required, in the opinion of counsel, to comply with applicable law, regulation or order;

(c)

the Company hereby knowingly and voluntarily releases and unconditionally waives any and all demands, claims and causes of action against you, of whatever kind or nature, which the Company ever had, now has or which it or its successors can, shall or may have for any reason as of the date you execute this Agreement, except for claims for fraud or other intentional misconduct discovered by the Company’s officers after the execution of this Agreement; the Company does not release or waive any claim which may arise after the execution of this Agreement; and

(d)

the Company shall not publicly or privately disparage you, either personally or professionally; the parties agree that nothing in this paragraph shall be construed to prevent any officer of the Company or any subsidiary or affiliate from discussing your performance internally in the ordinary course of business.

17.	In further consideration for the promises set forth in this Agreement, you agree that:

(a)

you will not publicly or privately disparage the Company, or any of its subsidiaries, affiliates, directors, officers or employees including any aspect of their respective business, products, employees, management or Board of Directors, in any manner, including but not limited to in any way which could materially adversely affect the business of the Company or such subsidiaries or affiliates; and

(b)

you will not, directly or indirectly, take any action with the intended purpose of interfering with, damaging or disrupting the assets or business operations or affairs of the Company or its subsidiaries or affiliates; without limiting the foregoing in any way, it shall be conclusively presumed that you have breached this subparagraph 17(b) if, without the prior written consent of National Fuel or other than at National Fuel’s written request, you

(i)

voluntarily participate in any of the following, collectively referred to as a “Proceeding”: any rate case, claim, litigation, arbitration, mediation or administrative proceeding affecting the revenue, expenses, assets or liabilities of the Company other than any claim, litigation, arbitration, mediation or administrative proceeding that does not relate to a rate matter;

(ii)	voluntarily render any assistance in the preparation or development of any position in a Proceeding; or

(iii)

submit any shareholder proposal, motion or resolution to the Company to be discussed or voted upon by the Company’s shareholders. You hereby grant the Secretary of National Fuel an irrevocable power of attorney to withdraw for all purposes any such shareholder proposal.

(c)

you will not, directly or indirectly and without the prior written consent of National Fuel, work for, consult with, advise or represent (as employee, agent, consultant or otherwise), any business which is a “customer” of the Company, as hereafter defined, with respect to any matter or activity which would tend to reduce the quantity or price of services or commodities provided by the Company to that business;

(d)

for purposes of this Agreement, a “customer” of the Company is any corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or parent, subsidiary or division of any of the foregoing, which, during such period or the immediately preceding fiscal year of such entity, purchased commodities, goods or services from the Company; and

(e)	you will not induce or otherwise entice, directly or indirectly, any employee or officer of the Company to leave the Company, nor shall you attempt to hire any of the Company’s employees or officers.

18.

You waive any and all rights to employment at the Company, agree not to knowingly apply for, solicit, seek or otherwise attempt to obtain employment with the Company, and further agree that the Company is not or will not be at any time under any obligation to employ you. You further agree that if you should apply for employment at the Company, the Company will have no obligation to process your employment application or to hire you and that the failure to process your employment application or to hire you shall not constitute a violation of any federal, state or local law, regulation or order. Nothing in this Agreement shall preclude you, however, from soliciting, seeking or otherwise attempting to obtain consulting work with the Company as an independent contractor, or from actually performing consulting services for the Company if retained by the Company, it being understood that the Company is not and will not be under any obligation to engage you as a consultant.

19.

National Fuel shall indemnify you to the fullest extent permitted and in the manner provided by the laws of the State of New Jersey including, without limitation, the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) and expenses (including, without limitation, attorneys’ fees and disbursements) imposed upon or incurred by you in connection with any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding (“Proceeding”) in which you may become involved by reason of your being or having been a director or officer of the Company, or of serving or having served at the request of the Company as a director, officer, trustee, employee or agent of, or in any other capacity with, another foreign or domestic corporation, or any partnership, joint venture, sole proprietorship, employee benefit plan, trust or other enterprise, whether or not for profit. During the pendency of any such proceeding, the Company shall, to the fullest extent permitted by law, promptly advance expenses (including, without limitation, attorneys’ fees and disbursements) that are incurred, from time to time, in connection therewith by you, subject to the receipt by the Company of an undertaking of you as required by law. Unless otherwise required by applicable law at that time, this undertaking shall be in the form of a writing signed by you promising to immediately repay the advanced amounts if it shall ultimately be determined that you are not entitled to indemnification under this section or under applicable law at that time. The indemnification provided by this paragraph 19 shall extend to your estate or personal representative.

20.

This Agreement is made subject to approval and ratification by the Board of Directors of National Fuel Gas Company of this Agreement and the Consulting Contract, to whom such agreements will be presented and favorably recommended by management at a meeting of that Board scheduled for June 8, 2006.

21.	Any breach of the Consulting Contract shall also be considered a breach of this Agreement.

22.

The parties agree that the legal invalidity of any provision of this Agreement shall not make this Agreement void or unenforceable, and that in such case this Agreement shall be construed so as to preserve as much as possible of the parties’ respective interests which motivated them to execute this Agreement. It is also agreed that this Agreement shall be construed and enforced in accordance with the laws of the State of New York. The parties acknowledge that they have mutually negotiated all provisions of this Agreement with the assistance of counsel. The provisions of this Agreement shall be interpreted and construed in accordance with their fair meanings, and not strictly for or against either party, regardless of which party may have drafted this Agreement or any specific provisions.

23.

This Agreement constitutes the final, complete and exclusive agreement between Seneca and you regarding your employment and its termination. You do not rely upon any oral promises in signing this Agreement, and the only promises you rely on are those set forth in writing herein. This Agreement may be modified or amended only by a written instrument signed by Seneca, National Fuel and you.

24.

This Agreement is personal to Mr. Beck and without the prior written consent of National Fuel shall not be assignable by him other than by will or the laws of descent and distribution. During his life Mr. Beck may also make inter vivos transfers of some or all of his rights under this Agreement to members of his family or entities established for their benefit, but Mr. Beck shall remain fully responsible for performance of all his obligations under this Agreement, and the quantity and nature of all obligations of the Company and Seneca under this Agreement shall be interpreted as though such transfer had not occurred. This Agreement shall inure to the benefit of and be enforceable by Mr. Beck’s legal representatives.

25.	This Agreement shall inure to the benefit of and be binding upon National Fuel, Seneca and their successors.

IN WITNESS WHEREOF, each party has executed this Agreement as of the date indicated below.

NATIONAL FUEL GAS COMPANY

By: /s/ P. C. Ackerman	Date:	6/20/06
P. C. Ackerman
Chief Executive Officer

SENECA RESOURCES CORPORATION

By: /s/ P. C. Ackerman	Date:	6/20/06
P. C. Ackerman
Chairman

JAMES A. BECK

/s/ James A. Beck	Date: 6/20/06

DENISE E. BECK

(MRS. JAMES A. BECK)

(only with respect to Paragraph 8)

/s/ Denise E. Beck	Date: 6/20/06